PRESS RELEASE       Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                                (281) 496-1352

CARRIZO OIL & GAS, INC. REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS; NINE MONTH REVENUES, EBITDA AND PRODUCTION REACH RECORD LEVELS

HOUSTON, November 10, 2003 -- Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company's financial results for the third quarter of 2003, which included the following highlights:

o   Revenues of $10.1 million, 50 percent above the third quarter 2002 level.

o Net Income of $2.1 million before Dividends and Accretion of Discount on Preferred Stock, 77 percent above the third quarter 2002 level.

o EBITDA of $6.4 million or $0.45 per basic share, 41 percent above the third quarter 2002 level of $4.6 million.

Third Quarter 2003

Revenues for the quarter ended September 30, 2003 were $10.1 million as compared to $6.8 million during the quarter ended September 30, 2002. Production volumes during the third quarter of 2003 were 1,985 MMcfe, or 21.6 MMcfe per day, as compared to 1,814 MMcfe, or 19.7 MMcfe per day, during the third quarter of 2002. This higher production is largely due to the production from three new wells, the Espree #1, the Beach House #1, and the Pauline Huebner A-382 #2, which collectively produced approximately 593 MMcfe net to Carrizo's interest during the third quarter. Carrizo's average oil sales price increased 22 percent to $29.15 per barrel from $23.82 per barrel a year ago, and the Company's average natural gas sales price increased 46 percent to $5.21 per Mcf from $3.57 per Mcf during the third quarter of 2002. The above prices include the effects of hedging activities.

The Company reported net income available to common shareholders (after dividends and accretion of discount on preferred stock) of $1.9 million, or $0.13 and $0.11 per basic and diluted common share, respectively, for the quarter ended September 30, 2003, as compared to $1.0 million, or $0.07 and $0.06 per basic and diluted common share, respectively, for the same quarter during 2002. Net income available to common shares for the quarter ended September 30, 2003 was net of deferred federal income tax expense of $1.2 million, as compared to $0.6 million of deferred federal income tax expense during the quarter ended September 30, 2002. EBITDA during the third quarter of 2003 was $6.43 million, or $0.45 and $0.38 per basic and diluted common share, respectively, as compared to $4.56 million, or $0.32 and $0.29 per basic and diluted common share, respectively, during the third quarter of 2002. The increase in EBITDA was due mainly to the increase in revenues partially offset by higher lease operating and general and administrative expenses.

Oil and gas operating expenses, including severance taxes, were $1.59 million during the quarter ended September 30, 2003, as compared to $1.33 million during the third quarter of 2002. On a per unit basis, oil and gas operating expenses increased to $0.80 per Mcfe from $0.74 per Mcfe during the third quarter of 2002 due primarily to higher severance taxes from increased oil and gas prices and other operating costs associated with the addition of new production.

DD&A expenses increased to $3.1 million during our 2003 third quarter ($1.55 per Mcfe), as compared to $2.7 million ($1.50 per Mcfe) during the third quarter of 2002. The increase in the DD&A rate per Mcfe was due to the relative increase in the proved property cost base compared to the net proved reserve additions.

General and administrative expenses ("G&A") increased to $1.62 million during the quarter ended September 30, 2003 from $0.99 million during the same quarter of 2002. The increase in G&A was due primarily to the addition of staff to handle increased drilling and production activities, higher insurance costs, and higher professional fees.

Nine Months 2003

Revenues for the nine month period of 2003 were a record $29.6 million, as compared to $17.6 million during the same period in 2002. Revenues increased due to significantly higher oil and gas prices than those prevailing in 2002 and record production volumes. The average oil and natural gas prices received increased by 25 percent and 72 percent, respectively, in combination with a 10 percent increase in production levels. Production volumes during the nine months of 2003 were a record 5,610 MMcfe as compared to 5,109 MMcfe during the nine month period of 2002. For the nine months, Carrizo's average natural gas sales price increased to $5.56 per Mcf from $3.24 per Mcf a year ago. The Company's average oil sales price for the nine month period of 2003 increased to $29.08 per barrel from $23.34 per barrel during the nine month period of 2002. The above prices include the effects of hedging activities.

The Company reported net income available to common shareholders of $6.3 million, or $0.45 and $0.38 per basic and diluted common share, respectively, for the nine months ended September 30, 2003, as compared to $2.0 million, or $0.14 and $0.12 per basic and diluted common share, respectively, for the same period during 2002. The nine month period 2003 results are net of $3.9 million of deferred federal income tax expense, as compared to $1.3 million of deferred federal income tax expense during the nine month period of 2002. EBITDA during the nine months of 2003 was a record $19.65 million, or $1.38 and $1.19 per basic and diluted common share, respectively, as compared to $11.14 million, or $0.79 and $0.70 per basic and diluted common share, respectively, during the nine month period of 2002. EBITDA increased primarily as a result of higher revenues, partially offset by higher operating and general and administrative expenses.

Oil and gas operating expenses, including severance taxes, increased to $5.07 million during the nine months ended September 30, 2003, as compared to $3.69 million in the same period of 2002 primarily as a result of higher severance taxes from increased oil and gas prices, non-recurring workover costs and the higher cost of operating an increased number of wells. On a per unit basis, oil and gas operating expenses increased to $0.90 per Mcfe from $0.72 per Mcfe during the nine month period of 2002.

DD&A expenses were $8.72 million during the nine months ended September 30, 2003 ($1.56 per Mcfe) as compared to $7.33 million ($1.44 per Mcfe) during the nine month period of 2002. The increase in DD&A was due to increased production levels along with additions to the proved property cost base.

G&A increased to $4.27 million during the nine months ended September 30, 2003 from $3.05 million during the same period of 2002. On a per unit basis, G&A expenses increased to $0.76 per Mcfe during the nine month period of 2003, as compared to $0.60 per Mcfe during the same period during 2002. The increase in G&A expense was due primarily to the addition of staff to handle increased drilling and production activities, higher insurance costs and higher professional fees.

"We are pleased with our financial performance in the third quarter," commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. "Our record level of EBITDA in the nine months of 2003 comes at an ideal time of low drilling costs and high commodity prices, enabling us to continue expanding our exploration drilling program. We are currently drilling seven exploration wells in Texas and Louisiana, six of the seven targeting reservoirs below 9,000 feet and two of the seven with significant upside reserve potential."

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, including reserve potential, other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.

                             CARRIZO OIL & GAS, INC.
                            STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                                            THREE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                     ---------------------------------
                                                                                          2003               2002
                                                                                     ---------------   ---------------
Oil and natural gas revenues                                                          $  10,123,461     $   6,752,567
                                                                                     ---------------   ---------------
Costs and expenses:
   Oil and natural gas operating expenses                                                 1,587,431         1,333,761
   Depreciation, depletion and amortization                                               3,086,393         2,726,108
   General and administrative expenses                                                    1,624,326           990,068
   Accretion expense related to asset retirement obligations                                 10,758                 -
   Stock option compensation expense (benefit)                                              295,867           (14,220)
                                                                                     ---------------   ---------------

Total costs and expenses                                                                  6,604,775         5,035,717
                                                                                     ---------------   ---------------

Operating income                                                                          3,518,686         1,716,850
                                                                                     ----------------  ---------------

Other income and expenses, net                                                             (185,294)          117,391
Interest income                                                                              13,095            16,345
Interest expense, net of amounts capitalized                                                 (5,460)                -

Income before income taxes                                                                3,341,027         1,850,586
                                                                                     ---------------   ---------------

Income tax expense                                                                        1,259,240           674,313
                                                                                     ---------------   ---------------

Net income before cumulative effect of change in accounting principle                     2,081,787         1,176,273
                                                                                     ---------------   ---------------

Dividends and accretion of discount on preferred stock                                      189,309           173,164
                                                                                     ---------------   ---------------

Net income available to common shares before cumulative effect of
  change in accounting principle                                                          1,892,478         1,003,109
                                                                                     ---------------   ---------------

Cumulative effect of change in accounting principle                                               -                 -
                                                                                     ---------------   ---------------

Net income available to common shares                                                 $   1,892,478     $   1,003,109
                                                                                     ===============   ===============

EBITDA (see table below)                                                              $   6,429,702     $   4,560,349
                                                                                     ===============   ===============

Basic net income per common share:
  Net income before cumulative effect of change in accounting principle               $        0.13     $        0.07
  Cumulative effect of change in accounting principle                                          0.00              0.00
                                                                                     ---------------   ---------------

  Basic net income per common share                                                   $        0.13     $        0.07
                                                                                     ===============   ===============


Diluted net income per common share:
  Net income before cumulative effect of change in accounting principle               $        0.11     $        0.06
  Cumulative effect of change in accounting principle                                          0.00              0.00
                                                                                     ---------------   ---------------

Diluted net income per common share                                                   $        0.11     $        0.06
                                                                                     ===============   ===============

Basic weighted average common shares outstanding                                         14,264,639        14,176,528
                                                                                     ---------------   ---------------

Diluted weighted average common shares outstanding                                       16,890,630        15,902,354
                                                                                     ---------------   ---------------

                                     (more)

                             CARRIZO OIL & GAS, INC.
                             CONDENSED BALANCE SHEET

                                                                                       09/30/03          12/31/02
                                                                                     -------------     ------------
                                                                                      (unaudited)
ASSETS:
  Cash and cash equivalents                                                           $   4,425,656     $   4,743,459
  Other current assets                                                                   11,432,685         9,358,716
  Net property and equipment                                                            124,030,493       120,526,484
  Other assets                                                                              645,698           759,524
  Investment in Pinnacle Gas Resources, Inc.                                              7,100,836
                                                                                     ---------------   ---------------

TOTAL ASSETS                                                                          $ 147,635,368     $ 135,388,183
                                                                                     ===============   ===============

LIABILITIES AND EQUITY:
  Accounts payable and accrued liabilities                                            $  18,189,506     $  13,935,460
  Current maturities of long-term debt                                                    2,267,212         1,608,744
  Long-term notes payable                                                                 7,548,564        12,408,186
  Long-term subordinated notes payable                                                   26,605,779        25,477,844
  Deferred income taxes                                                                  11,326,136         7,666,048
  Other liabilities                                                                         704,253         1,102,941
  Convertible participating preferred stock                                               6,924,727         6,373,273
  Equity                                                                                 74,069,191        66,815,687
                                                                                     ---------------   ---------------

TOTAL LIABILITIES AND EQUITY                                                          $ 147,635,368     $ 135,388,183
                                                                                     ===============   ===============


(1) Income tax expense for the three and nine months ended September 30, 2003 includes a $1,214,240 and $3,917,835, respectively, provision for deferred income taxes and a $45,000 and $135,000, respectively, provision for currently payable franchise taxes. Income tax expense for the three and nine months ended September 30, 2003 includes a $633,378 and $1,333,358, respectively, provision for deferred income taxes and a $40,935 and $122,805, respectively, provision for currently payable franchise taxes.

(2) Long-term notes payable at September 30, 2003 and December 31, 2002 includes a note in the principal amount of $1,021,661 and $5,250,000, respectively, payable by CCBM, Inc. (a wholly-owned subsidiary of the Company) to Rocky Mountain Gas, Inc. recourse solely to CCBM, Inc.'s interests in certain undeveloped oil and natural gas leases in Wyoming and Montana. At September 30, 2003 and December 31, 2002 current maturities of long-term debt include $633,658 and $1,500,000, respectively, related to the CCBM, Inc. note.

(3) Subordinated notes payable are presented net of discounts of $363,560 and $428,079 as of September 30, 2003 and December 31, 2002, respectively.

(4) Stock option compensation expense (benefit) is a non-cash charge (benefit) resulting from the change in the price of the stock underlying employee stock options that were repriced in February 2000.

(5) In February 2002, the Company consummated the sale of $6 million of convertible participating preferred stock and warrants to purchase the Company's common stock. Convertible preferred stock is presented net of discounts.

(6) The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" on January 1, 2003, resulting in a charge of $128,374 for the quarter ended March 31, 2003 to record the cumulative effect of the change in accounting principle.

                         (more)

                      CARRIZO OIL & GAS, INC.
                       NON-GAAP DISCLOSURES
                            (unaudited)

                                                                        THREE MONTHS ENDED           NINE MONTHS ENDED
              Reconciliation of Net Income to EBITDA                             SEPTEMBER 30,                 SEPTEMBER 30,
              --------------------------------------                    ----------------------------  ----------------------------
                                                                            2003            2002          2003            2002
                                                                        -------------  -------------  -------------  -------------
Net income before cumulative effect of change in accounting principle    $ 2,081,787    $ 1,176,273    $ 7,012,751    $ 2,394,367
                                                                        -------------  -------------  -------------  -------------

Cumulative effect of change in accounting principle                               -               -        128,374              -
                                                                        -------------  -------------  -------------  -------------

Net Income                                                               $ 2,081,787    $ 1,176,273    $ 6,884,377    $ 2,394,367
                                                                        -------------  -------------  -------------  -------------

Adjustments:
  Depreciation, depletion and amortization                                 3,086,393      2,726,108      8,727,313      7,331,941
  Interest expense, net of amounts capitalized and interest income            (7,635)       (16,345)       (34,520)       (44,236)
  Income taxes                                                             1,259,240        674,313      4,052,835      1,456,163
  Accretion expense related to asset retirement obligations                    9,917              -         17,918              -
                                                                        -------------  -------------  -------------  -------------

EBITDA, as defined                                                       $ 6,429,702    $ 4,560,349    $19,647,923    $11,138,235
                                                                        =============  =============  =============  =============

EBITDA per basic common share                                            $      0.45    $      0.32    $      1.38    $      0.79
                                                                        =============  =============  =============  =============

EBITDA per diluted common share                                          $      0.38    $      0.29    $      1.19    $      0.70
                                                                        =============  =============  =============  =============




                             CARRIZO OIL & GAS, INC.
                          PRODUCTION VOLUMES AND PRICES
                                   (unaudited)



Production volumes-
    Oil and condensate (Bbls)                                                105,111        112,943        362,643        261,031
    Natural gas (Mcf)                                                      1,355,022      1,136,710      3,431,638      3,542,915
    Natural gas equivalent (Mcfe)                                          1,985,688      1,814,368      5,607,496      5,109,101

Average sales prices-

    Oil and condensate (per Bbl)                                         $     29.15    $     23.82    $     29.08    $     23.34
    Natural gas (per Mcf)                                                $      5.21    $      3.57    $      5.56    $      3.24
    Natural gas equivalent (per Mcfe)                                    $      5.10    $      3.72    $      5.28    $      3.44



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